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                                                                     EXHIBIT 8.1


                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]


                                                  September 20, 1999


  Reliant Energy, Incorporated
  Reliant Energy Plaza
  1111 Louisiana
  Houston, Texas 77002-5231

  Ladies and Gentlemen:

          We have acted as counsel to Reliant Energy, Incorporated, a Texas corporation ("Reliant Energy"), relating to the registration of $1,000,000,002 aggregate original principal amount of debt securities of Reliant Energy. In that connection, reference is made to (i) the registration statement under the Securities Act of 1933, as amended (the "Securities Act"), of Reliant Energy on Form S-3 (Registration No. 333-86403) filed with the Securities and Exchange Commission (the "Commission") on September 2, 1999, as amended by Pre-Effective Amendment No. 1 thereto filed on September 10, 1999, and declared effective by the Commission on September 10, 1999 (as amended, the "Initial Registration Statement"), (ii) the registration statement under the Securities Act of Reliant Energy on Form S-3 (Registration No. 333-87241) filed with the Commission on September 16, 1999 pursuant to Rule 462(b) under the Securities Act (this registration statement together with the Initial Registration Statement are hereinafter referred to collectively as the "Registration Statement"), (iii) the prospectus dated September 10, 1999 (the "Prospectus") included in the Registration Statement, (iv) the preliminary prospectus supplement, subject to completion, dated September 13, 1999 and (v) the prospectus supplement dated September 15, 1999 (the "Final Supplemented Prospectus") relating to 17,167,382 of Reliant Energy's 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (the "ZENS"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Final Supplemented Prospectus.

          We have examined the Prospectus, the Final Supplemented Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the ZENS will be issued in accordance with the operative documents described in the Prospectus and the Final Supplemented Prospectus.

          Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "Certain United States Federal Income Tax Considerations" in the Final Supplemented Prospectus reflect our opinions on the material tax consequences of the purchase, ownership and disposition of the ZENS based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

          Our opinion is limited to tax matters specifically covered hereby.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the sections captioned "Certain United States Federal Income Tax Considerations" and "Legal Matters" in the Final Supplemented Prospectus. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                               Very truly yours,

                               BAKER & BOTTS, L.L.P.